EXHIBIT INDEX

Exhibit No.       Description

Exhibit 99.1      Press Release of Washington Trust Bancorp, Inc., dated
                  April 16, 2002

                                  Exhibit 99.1

Contact: Elizabeth B. Eckel,
Senior Vice President, Marketing
Telephone (401) 348-1309
E-mail: beckel@washtrust.com
Date: April 16, 2002


Washington Trust Completes First Bank Acquisition

Deal Gives Bank Branches in Providence and Cranston


Westerly, Rhode Island... Washington Trust Bancorp, Inc. (NASDAQ: National Market; symbol: WASH), parent of The Washington Trust Company today announced that it has completed its acquisition of First Financial Corp. (NASDAQ: National Market; symbol: FTFN), parent of First Bank and Trust Company. As a result of the acquisition, First Financial Corp. has been merged with and into Washington Trust Bancorp, Inc. and First Bank and Trust Company has been merged with and into The Washington Trust Company. The conversion of First Bank deposit and loan accounts will take place at the close of business on May 10, 2002.

John C. Warren, Washington Trust's Chairman and Chief Executive Officer, stated, "This is a terrific acquisition for us, as it gives us a solid presence in the Greater Providence and central Rhode Island marketplace." Warren added, "It also supports our expansion into Warwick, Rhode Island." Washington Trust plans to open a 7,000+ square foot, full-service branch at 236 Centerville Road (Route
117) near the Apponaug section of Warwick later this year. Warren noted, "These initiatives enable us to bring our unique community banking strategy, including trust and investment management services, personal and business banking to a wider audience in Rhode Island."

Under the merger,  shareholders  of First  Financial  common  stock will receive
0.842 of a Washington Trust share plus $16.00 in cash for each share of First Financial common stock that they hold, with cash to be paid in lieu of fractional shares.

As a result of the acquisition, Patrick J. Shanahan, Jr., First Bank Chairman, President and CEO has joined Washington Trust's Board of Directors. Warren noted, "Pat brings a wealth of experience in community banking and we're thrilled to have him join the Washington Trust team." Founded in 1800, The Washington Trust Company is a state-chartered bank and offers a full range of financial services, including trust and investment management, through its branch offices in Rhode Island and southeastern Connecticut. The Bank also has a trust and investment management office and Phoenix Investment Management in Providence, Rhode Island. The Bank is a subsidiary of Washington Trust Bancorp, Inc. whose common stock trades on The Nasdaq Stock Market(R) under the symbol WASH. Web site address: www.washtrust.com.

                                    -# # #-

This release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Corporation's actual results could differ materially from those projected in the forward-looking statements as a result, among other factors, of changes in general national or regional economic conditions, changes in interest rates, reductions in the market value of trust and investment assets under management, reductions in deposit levels necessitating increased borrowing to fund loans and investments, changes in the size and nature of the Corporation's competition, changes in loan default and charge-off rates, unanticipated difficulties in integrating First Financial Corp.'s operations, unanticipated costs relating to the merger and changes in the assumptions used in making such forward-looking statements.